Exhibit 99.1

FOR IMMEDIATE RELEASE                                             April 25, 2000

   Heilig-Meyers Completes the Sale of its Puerto Rican Division, Extends its Revolving Credit Facility and Announces Change in Revenue Recognition Policy

         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) today announced that it had completed the sale of its Puerto Rican division, which operates under the trade name Berrios, to Empresas Berrios Inc. The total value of the transaction was in excess of $120 million of which $18 million was in the form of a subordinated note. William C. DeRusha, Chairman and Chief Executive Officer, noted that management was pleased with the completion of this transaction and that the proceeds would be used to pay down debt obligations. "This transaction will allow the Company to lower debt leverage to its lowest level in over ten years and refocus its energy on the core operations. This is one of the last major milestones in our divestiture program and management is extremely pleased with the progress made on improving the overall financial condition of the Company."

         Management noted that the Company had obtained commitments, subject to final documentation, from its current bank group to extend its revolving credit facility until April 2001, with certain additional provisions under which the facility may be extended until July 2001. Upon application of proceeds from the Berrios sale, the Company expects the facility to be reduced from $200 million to $140 million. In addition, under terms of the extended facility and within provisions of the public debt indentures, the Company would pledge certain assets as partial security to the lenders involved in the extension.

          The Company also announced today that as a result of the Securities and Exchange Commission's December 1999, release of Staff Accounting Bulletin 101, (SAB 101) which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements for all publicly traded companies, the Company expects to change its accounting method for revenue recognition. The Company will now record sales upon delivery of merchandise to the customer. Historically merchandise sales were recorded prior to delivery but subject to certain criteria such as a signed and approved credit contract for financed sales, receipt of full payment on cash sales, in-stock inventory as well as an established delivery date for a specific sales transaction. These conditions were typically met at the time of sale.

         This change in accounting method will have an effective date of March 1, 2000. The implementation of this change will be accounted for as a change in accounting principle and applied cumulatively in the income statement, below income from operations, in the Company's May 31, 2000, first quarter report. Management estimates the effect of the change to be a one-time, non-cash reduction to the Company's net earnings of approximately $0.25 to $0.30 per share. Roy B. Goodman, Executive Vice President and Chief Financial Officer noted that this adjustment will not in any way impact the Company's cash flows from operations and that this change in accounting practice was consistent with methods being implemented by many other retailers. Mr. Goodman stated, "This adjustment represents customer purchases that had not been delivered by fiscal year end, February 29, 2000. Accordingly, when delivery occurs during the first quarter that ends May 31, 2000, the Company will record the sale under the new accounting treatment. As a result of this accounting change the May 2000 quarter and future quarters will only be impacted by seasonal trends in sales and corresponding delivery cycles which may possibly result in a net revenue shift from one quarter to the following quarter."

          Heilig-Meyers is the Nation's largest retailer of furniture, bedding and related items. As of March 31, 2000, the Company operated 906 stores: 814 as Heilig-Meyers, 56 as The RoomStore, 3 as Homemakers and 33 in Puerto Rico as Berrios.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward-looking statements made above and identified by the words "subject to," "expects" and "would" reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, final documentation and execution of agreements relating to the extension of the Company's revolving credit facility.